October 2015
UMH PROPERTIES, INC.
Series B Preferred Offering
Issuer Free Writing Prospectus
Dated October 6, 2015
Filed Pursuant to Rule 433
Registration Statement No. 333-186084
Relating to Preliminary Prospectus Supplement Dated October 5, 2015 to
Prospectus Dated February 15, 2013

Forward Looking Statements
Statements contained in this presentation that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of
1934, as amended. Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,”
or similar expressions, we are making forward-looking statements. These forward-looking statements are not guarantees and are based on our current intentions and current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as: changes in real estate market conditions and general economic conditions; the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;
our ability to repay debt financing obligations; our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us; the loss of any member of our management team; our ability to comply with certain debt covenants; our ability to integrate acquired properties and operations into existing operations; continued
availability of debt or equity capital; market conditions affecting our equity capital; changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;
our ability to implement successfully our selective acquisition strategy; our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected; changes in federal or state tax rules or regulations that could have adverse tax consequences; and our ability to qualify as a real estate investment trust for federal income tax purposes.
You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
Recipients are strongly advised to read the Company’s filings with the Securities and Exchange Commission because they contain important information.

Offering Summary
Offering: Up to 2.0 million shares
Securities: Series B Preferred Stock
Liquidation Preference: $25.00
Dividend Rate: 7.375% - 7.50%
Listing / Symbol: NYSE (Pending)
Liquidation Value: Up to $50.0 million
Use of Proceeds: Acquisitions, repayment of debt, & general
 corporate purposes
Placement Agent: CSCA Capital Advisors, LLC

Company Overview
◆ UMH Properties, Inc. (“UMH” or “the Company”) is a publicly owned Real Estate Investment Trust (“REIT”). The
 Company commenced operations in 1968 and has been operating as a public company since 1985.
◆ Owner and operator of manufactured home communities - leasing manufactured home spaces on a month-to-
 month basis to private resident homeowners.
◆ Portfolio consists of 95 manufactured home communities containing approximately 16,600 developed sites located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan.
◆ UMH rents homes to residents and currently has over 2,900 rental units. UMH anticipates adding 700 new rental homes per year with an investment of $28.0mm in rental homes which will yield $5.6mm in gross revenue annually.
◆ With 2,800 acres in existing communities, UMH benefits from significant exposure to the Marcellus and Utica
 Shale Regions.
◆ The Company also sells homes to qualified residents through its wholly-owned taxable REIT subsidiary (UMH
 Sales and Finance, Inc.). The Company has sold approximately 3,000 homes since 1995.
◆ In addition, the Company has $63.3mm of real estate securities and $19.2mm of loan receivables in its asset portfolio as of June 30, 2015.
◆ Manufactured home communities provide high profit margins, recession resistant qualities and stable income streams. Additionally, the high-barrier to entry nature of manufactured home communities enhance the potential for long-term appreciation in value.

Financial Information as of 6/30/15.
Property information reflects 3 acquisitions completed on 8/19/15.

1968:
UMH commences
operations
1985:
UMH completes Initial Public
Offering
2012
1985
1990
1968
1995
2000
2005
2010
April 1, 2006:
Corporate name
changes from United
Mobile Homes, Inc. to
UMH Properties, Inc.
to more accurately
convey the quality of
the Company’s
communities.
June 29, 2009:
Addition of UMH
Properties, Inc. to
Russell 2000 Index
January 1, 2001:
REIT Modernization Act
becomes effective.
Legislation enables REITs
to engage in sales activities.
January 1, 1992:
UMH elects REIT
status.
April 1, 2001:
UMH Sales & Finance, Inc.
commences operations.
September 7, 2008:
Fannie Mae and Freddie
Mac placed into
conservatorship. UMH
anticipates that going
forward households will
need to make more
sustainable housing
decisions.
March 2, 2012:
UMH Properties, Inc.
moves common and
preferred stock listings
from NYSE: Amex to
NYSE
1970
1980
2015
2015
2015

Extensive Operating History

1995:
Sam Landy becomes President and
CEO of UMH.
2013
2013-2014:
UMH increases
purchase of rental
homes adding a
total of 1,500 rental
units, including
those acquired with
acquisitions.
2014

% of Households Owning a Single Family Home

70%
69%
68%
67%
66%
65%
64%
63%
62%
61%
60%
1967
1969
1971
1973
1975
1977
1979
1981
1983
1985
1987
1989
1991
1993
1995
1997
1999
2001
2003
2005
2007
2009
2011
2013
2015

Single Family Home Price Change Year-Over-Year

20%
16%
12%
8%
4%
0%
-4%
-8%
-12%
-16%
-20%
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

2000
1600
1200
800
400
0
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015E
SF housing starts
Multi family housing starts
MH shipments

UMH PROPERTIES, INC

The Cyclicality of Housing
Favorable US Housing Trends

◆ UMH is well positioned to participate in the ongoing recovery of the US housing market

Michigan
New York
Pennsylvani
New Jersey
Ohio
Maryland

UMH PROPERTIES, INC

Portfolio Snapshot
West Virginia
Delaware
Virginia
Rhode Island
Connecticut
Massachusetts
New Hampshire
Vermont
North Carolina
Louisiana
Nebraska
Texas
Florida
Kansas
Oklahoma
Minnesota
Tennessee
Alabama
Arkansas
Georgia
Iowa
Illinois
Indiana
Kentucky
Missouri
Mississippi
North Dakota
South Carolina
South Dakota
Wisconsin
Maine
Acquired prior to 2012  40
Acquired in 2015   7
Acquired in 2012   17
Acquired in 2013   17
Portfolio Statistics
Total Communities  95
Developed Home Sites  16,600
States  7
Portfolio Occupancy  81.3%
Average Monthly Site Rent $402
Home Rentals as % of Sites 18.8%
Home Rental Occupancy                                   95%
Annual Turnover  Approx. 12%
Additional Land to Be Developed (Acreage) Approx. 1,200
Gross Asset Value ($mm) $614
Gross Real Estate Book Value ($mm) $480
Mortgage debt/
Gross Real Estate Book Value ($mm)  46.7%
Financial Information as of 6/30/15. Property information reflects 3 acquisitions on 8/19/15.
1 Gross asset value based on the book value of total real estate and other assets as of 6/30/15 plus accumulated depreciation.
2 Gross real estate book value is based on the book value of total real estate assets as of 6/30/15 plus accumulated depreciation.

Acquired in 2014 14
 Total 95   16,600
Sites
Communities
8,900
 1,700
2,900
1,600
1,500

Portfolio Capacity by State

Capacity
	Communities No. %		Developed Sites No. %		Avg. Occup.(1)	Avg. Monthly Rent ($)

PA	42	44.2%	6,528	39.4%	79.8%	$409
OH	25	26.3%	3,627	21.9%	78.2%	$321
TN	7	7.4%	1,822	11.0%	83.1%	$407
NY	7	7.4%	1,132	6.8%	79.6%	$466
IN	6	6.3%	1,396	8.4%	81.9%	$381
NJ	4	4.2%	1,006	6.1%	95.3%	$570
MI	1	1.1%	143	0.9%	73.4%	$386
Total (2)	92	96.8%	15,654	94.6%	82.0%	$400

Acquisitions (3)	3	3.2%	897	5.4%	69.2%	$443
Grand Total	95	100%	16,551	100%	81.3%	$402
(1) Excludes community in Memphis, TN which was closed in 2011 due to an unusual flood.
(2) Information as of 6/30/15.
(3) Acquisition of 3 communities in Ohio and Michigan completed on 8/19/15.

83%
82%
81%
80%
79%
78%
77%
76%
75%
74%
78.3%
76.8%
80.5%
81.5%
82.3%
82.0%
2010
2011
2012
2013
2014
6/30/15

Historical Occupancy

Information as of period ending dates and updated as of June 30, 2015.

84.0%
83.0%
82.0%
81.0%
80.0%
81.4%
81.7%
81.4%
82.0%
82.9%
83.3%
83.3%
83.1%
83.4%
2Q13
3Q13
4Q13
1Q14
2Q14
3Q14
4Q14
1Q15
2Q15

UMH PROPERTIES, INC

Same Property Occupancy

*Excludes Memphis Mobile City.
**Reflects all communities in place as of April 1, 2013.
Information as of period ending dates and updated as of June 30, 2015.

Same Property Net Operating Income

	For Three Months Ended				For Six Months Ended			
	6/30/2015	6/30/2014	Change	% Change	6/30/2015	6/30/2014	Change	% Change
COMMUNITY NET OPERATING INCOME:								
Rental and Related Income	$ 16,321,653	$ 15,083,124	$ 1,238,529	8.2%	$ 32,220,638	$ 29,773,724	$ 2,446,914	8.2%
Community Operating Expenses	7,340,495	7,376,152	(35,657)	(0.5%)	15,292,754	15,402,114	(109,360)	(0.7%)
COMMUNITY NOI	**$ 8,981,158**	**$ 7,706,972**	**$ 1,274,186**	**16.5%**	**$ 16,927,884**	**$ 14,371,610**	**$ 2,556,274**	**17.8%**

	6/30/2015	6/20/2014	Change	% Change
OTHER INFORMATION:				
Number of Properties	74	74	-	N/A
Developed Acreage	2,907	2,907	-	N/A
Vacant Acreage	722	722	-	N/A
Total Sites	13,270	13,301	(31)	(0.2%)
Occupied Sites	11,062	10,969	93	0.8%
Occupancy %	83.4%	82.5%	0.9%	N/A
Monthly Rent Per Site	$ 413	$ 400	$ 13	3.3%

UMH PROPERTIES, INC

*Same Property includes all properties owned as of January 1, 2014, with the exception of Memphis Mobile City.

- 12 -

NY
MI
CT
PA
OH
NJ
WV
DC

2,000, 42%
2,800, 58%
Marcellus & Utica Shale Acreage
Non Marcellus & Utica Shale Acreage

UMH PROPERTIES, INC

◆ The Marcellus and Utica Shale Regions are large natural gas fields located beneath much of Pennsylvania, Ohio, West Virginia and New York
 ◆ Fields have the potential to be among the largest sources of natural gas in the world
 ◆ Activity surrounding the development of the shale regions is expected to accelerate over the next few years
◆ Economies in the shale region are expected to benefit from increased employment, wealth of landowners and state and local tax revenues.
◆ UMH is already seeing increased demand for residential units in the region as a result of Marcellus and Utica Shale related activity. Demand for rental homes has increased substantially over the past year. UMH added 900 rental homes, including those acquired with acquisitions, in 2014 to satisfy demand.
◆ With over 2,800 acres in existing communities, UMH benefits from significant exposure to the Marcellus and Utica Shale Regions.
Existing Home Communities
Home Community [62]
Shale region
Source: Wall Street research. Property information reflects 3 acquisitions completed on 8/19/15 .
Total Acreage
Marcellus & Utica Shale Region Exposure

Total - 4,800 Acres
Total Sites [approx. 10,100]

18,000
16,000
14,000
12,000
10,000
8,000
6,000
No. of Communities
Developed Sites
8,000
35
8,900
40
10,600
57
13,500
74
15,000
16,600
95
12/2010
12/2011
12/2012
12/2013
12/2014
8/19/15

UMH Historical Portfolio Growth

◆ Since 2010, UMH’s portfolio of developed sites has grown by 106%
88
Information as of period ending dates and updated to include 3 acquisitions completed on August 19, 2015.

3,500
3,000
2,500
2,000
1,500
1,000
500
0
96.0%
94.0%
92.0%
90.0%
88.0%
86.0%
84.0%
82.0%
800
900
1,100
1,700
2,600
2,900
12/2010
12/2011
12/2012
12/2013
12/2014
6/30/15
Rental Units
Occupancy Rate

UMH PROPERTIES, INC

UMH Historical Rental Unit Growth

Information as of period ending dates and updated as of June 30, 2015.

Incremental Costs(3)	(1.1)	(2.2)	(3.3)	(4.5)	(5.7)

Potential for Significant Rental Unit Returns

Historical Investments
($ in MM except per unit data)	2010	2011	2012	2013	2014	6/30/15

Rental Units	800	900	1,100	1,700	2,600	2,900
Investment	$23.1	$26.6	$37.8	$61.7	$91.7	$107.0
Average Investment Per Unit	$28,885	$29,567	$34,389	$36,322	$35,277	$36,897
Average Monthly Rents per Unit	$615	$615	$634	$664	$704	$739
End of Period Occupancy	87.9%	84.7%	92.2%	89.5%	91.5%	95.0%

Illustrative Rental Unit Economics - 700 New Units per Year
		Year 1	Year 2	Year 3	Year 4	Year 5
Rental Units		700	1,400	2,100	2,800	3,500
Cost per Unit (1)		$40,000	$42,000	$44,100	$46,305	$48,620
Average Monthly Rent per Unit (2)		$700	$714	$728	$743	$758
Total Investment ($MM)		$28.0	$57.4	$88.3	$120.7	$154.7

Rental Revenue from Units (2)		$5.3	$10.8	$16.5	$22.5	$28.6

Net Contribution from New Rental Units		$4.2	$8.6	$13.2	$18.0	$22.9
Assumed Interest Expense		(0.7)	(1.4)	(2.2)	(3.0)	(3.9)
Incremental FFO		$3.5	$7.2	$11.0	$15.0	$19.0

Gross Unlevered Return on Investment		15.1%	15.0%	15.0%	14.9%	14.8%
Illustrative Levered Return (4)		25.2%	25.1%	24.9%	24.8%	24.6%

(1) Assumes 5% annual construction cost inflation
(2) Assumes 90% occupancy and 2% annual rent growth
(3) Assumes 20% of revenues
(4) Assumes 50% leverage with 5% weighted average cost of debt

No. of Acquired Sites
12,000
10,000
8,000
6,000
4,000
2,000
-
Cumulative Volume
Annual Volume
1,231
2,099
3,826
6,564
8,176
9,696
1,231
868
1,727
2,738
1,612
1,520
2010
2011
2012
2013
2014
YTD 2015

Acquisition Volume ($US 000's)
$250,000
$200,000
$150,000
$100,000
$50,000
-
Cumulative Volume
Annual Volume
$37,450
$54,950
$102,550
$190,820
$233,370
$245,987
$37,450
$17,500
$47,600
$88,270
$42,550
$45,117
2010
2011
2012
2013
2014
YTD 2015

Avg. Price per Site ($US)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
-
$30,422
$20,161
$27,562
$32,239
$26,396
$29,682
2010
2011
2012
2013
2014
YTD 2015

UMH PROPERTIES, INC

Pace of Opportunistic Acquisitions

Average Price Per Site
Acquisition Volume
Number of Acquired Sites
YTD 2015 reflects 3 acquisitions completed on 8/19/15.

- UMH plans to acquire acreage within 5 miles of its communities for self storage.

Vacant Acreage
Total – 1,209 acres

IN, 49
NJ, 162
PA, 340
NY, 316
OH, 251
TN, 92

400
350
300
250
200
150
100
50
0
171
362
373
205
124
2015
2016
2017
2018
2019

UMH PROPERTIES, INC

Vacant Land to Expand
◆ UMH has over 1,209 vacant acres available for future development.
◆ Potential for 4 sites per vacant acre at an estimated cost of $40,000 per site.

Sites Planned for Expansion
Total - 1,235 sites
28%
8%
21%
13%
4%
26%
Information reflects the 3 acquisitions completed on 8/19/15.

($US in millions)
Sales
Homes sold
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
250
200
150
100
50
0
$6.3
$8.8
$8.7
$7.5
$3.4
$2.7
2011
2012
2013
2014
6 MOS '14
6 MOS '15

UMH PROPERTIES, INC

◆ Commenced operations in 2001 as a taxable REIT subsidiary
◆ Conducts sales and financing of manufactured homes in its communities
◆ Focus on increasing occupancy and enhancing the value of communities
◆ Sales price per unit was approximately $54k over the past twelve months
◆ Sales reached a record of $15.8mm in 2006 prior to the housing downturn
UMH Sales & Finance, Inc. (“S&F”)

Information as of 6/30/15.

Loan Portfolio Amount
Average Interest Rate
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
$19.7
$21.9
$23.6
$20.8
$19.2
2011
2012
2013
2014
Q2'15

◆ Historically, UMH provided financing to qualified buyers of its manufactured homes
◆ Due to regulatory issues, commencing in 2014, all new loans are currently being financed by 21st Mortgage Corporation, a division of Berkshire Hathaway
◆ $19.2mm loan portfolio with a weighted average interest rate of approximately 9.7%
◆ Portfolio comprised of approximately 662 homes located throughout 53 communities
◆ Most loans require a 10% down payment and 15 year principal amortization
◆ Portfolio generates approximately $4.1mm in principal and interest payments annually
Loan Portfolio Overview
($US in millions)

Information as of 6/30/15.

Securities by Type

Preferred Stock 29%
Common Stock 73%

Total= $63.3mm

Retail 22%
Office 13%
Specialty 7%
Diversified 3%
Manufactured Homes 2%
Lodging 4%
Mortgage 1%
Industrial 48%

UMH PROPERTIES, INC

◆ Total value of $63.3mm as of 6/30/15
◆ UMH’s REIT securities portfolio provides attractive yields (currently 7.0%), diversification and additional liquidity
◆ Securities portfolio represents approximately 10% of total undepreciated assets
◆ $20.0mm of securities portfolio is invested in the common stock of affiliate Monmouth Real Estate Investment
 Corporation (“MNR”) with an unrealized gain of $2.8 million as of 6/30/15
Financial Information as of 6/30/15.
Securities by Industry
REIT Securities Portfolio Overview

$100
$80
$60
$40
$20
$0
$43.8
$52.1
$67.9
$37.1
$40.9
2011
2012
2013
2014
6 MOS'14
6 MOS'15

$14
$12
$10
$8
$6
$4
$2
$0
$8.2
$10.0
$11.4
$12.3
$5.6
$6.3
$0.57
$0.62
2011
2012
2013
2014
6 MOS'14
6 MOS'15

$700
$600
$500
$400
$300
$200
$100
$0
$290.5
$373.6
$492.6
$577.8
$541.4
$614.0
2011
2012
2013
2014
6 MOS'14
6 MOS'15

$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
$6.5
$5.9
$7.3
$10.8
$4.4
$6.3
2011
2012
2013
2014
6 MOS'14
6 MOS'15

UMH PROPERTIES, INC

Core Funds from Operations1 ($mm)
Total Gross Assets ($mm)
Normalized Funds from Operations2 ($mm)
Revenue and Other Income ($mm)
Rental revenue
Sales
Summary Historical Performance

Interest/Dividend Income
FFO
$77.6
Financial Information as of 6/30/15.
1.  We define Core Funds From Operations (Core FFO) as FFO plus acquisitions costs and cost of early extinguishment of debt.
2.  We define Normalized Funds from Operations (Normalized FFO) as Core FFO excluding gains and losses realized on securities investments and certain one-time charges.
$0.61
$0.55
$0.26
$0.25
$0.25
$0.20
$0.48
$0.39
$0.36
$0.45

Total Market Capitalization

Equity - Market Value
40.1%
Total Debt
45.5%
Preferred Stock - Liquidation
14.4%

Total: $635.9MM 1

Undepreciated Book Capitalization

Accumulated Depreciation
17.9%
Shareholders' Equity
18.9%
Total Debt
48.0%
Preferred Stock - Liquidation
15.2%

Total: $602.7MM 1

($US in thousands)	**At 6/30/2015 (As Reported)**
Cash & Cash Equivalents	$9,031
Total Debt	$289,248
Preferred Stock - Liquidation	91,595
Equity - Market Value	255,062
Total Market Capitalization	**$635,905**
Total Debt	289,248
Preferred Stock - Liquidation	91,595
Shareholders' Equity	113,950
Accumulated Depreciation	107,953
Undepreciated Book Capitalization	**$602,746**
Undepreciated Gross Assets	**$613,965**

Net Debt / Total Market Cap	44.1%
Net Debt / Undeprec. Book Cap	46.5%
Net Debt / Undeprec. Gross Assets	45.6%
Net Debt + Pref. / Total Market Cap	58.5%
Net Debt + Pref. / Undeprec. Book Cap	61.7%
Net Debt + Pref. / Undeprec. Gross Assets	60.6%
Total Debt / EBITDA (2)	9.0 x
Net Debt / EBITDA (2)	8.7 x

UMH PROPERTIES, INC

Summary Capitalization

1  Excludes impact of $32.5m of acquisitions and $43.1m of financings announced on August 20, 2015, and approximately $30 million of financings announced on October 2, 2015. Also excludes impact of preferred offering.
2 Calculated using H1 2015 Annualized EBITDA.

50%
40%
30%
20%
10%
0%
36.4%
27.9%
40.7%
43.1%
44.1%
2011
2012
2013
2014
Q2'15

40%
30%
20%
10%
0%
21.4%
13.1%
28.7%
32.2%
34.1%
2011
2012
2013
2014
Q2'15

Net Debt / EBITDA

10.0x
8.0x
6.0x
4.0x
2.0x
.0x
6.6x
6.6x
7.7x
8.3x
8.7x
2011
2012
2013
2014
Q2'15

Fixed Charge Coverage[1]

3.0x
2.0x
1.0x
.0x
2.2x
2.0x
1.7x
1.7x
1.6x
2011
2012
2013
2014
Q2'15

UMH PROPERTIES, INC

Net Debt / Total Market Capitalization
Net Debt - Securities / Total Market Capitalization
1 Fixed charges include interest expense, capitalized interest and preferred distributions
Balance Sheet Metrics

Financial Information as of 6/30/15.

$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
$8.7
$41.5
$16.1
$3.3
$13.1
$141.6
2016
2017
2018
2019
2020
Thereafter

Mortgage Debt Maturity Schedule ($US in millions)
◆ Weighted average mortgage debt maturity is 6.2 years
◆ Weighted average interest rate is 4.6%
◆ Fixed rate mortgage debt is 99.6% of total mortgage debt
◆ Mortgage debt as a percentage of total debt is 77.5%
◆ Completed the financing of ten manufactured home communities through Wells Fargo Bank, N. A. for total proceeds of approximately $57.7 million. These mortgage loans have 10-year maturities with a weighted-average interest rate of 3.87%.
Financial Information as of 6/30/15.
Limited Mortgage Debt Maturities

$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
$0.33
$0.43
$0.53
$0.60
$0.70
$0.74
$0.75
$0.76
$0.81
$0.87
$0.91
$0.95
$0.98
$0.99
$1.00
$0.79
$0.72
$0.72
$0.72
$0.72
$0.72
$0.72
1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014

Strong Record of Regular Distributions
Annual Dividend per Share (1993 - 2014)

◆ Long-term track record of profitability
◆ Strong acquisition track record with a sizeable current acquisition pipeline
◆ Well positioned for housing market rebound
◆ Significant upside in real estate portfolio - 82.0% occupancy
◆ Strong balance sheet and stable credit metrics
◆ Well positioned to benefit from the rapidly expanding energy sector investments being made in our region
◆ Significant potential growth through adding rental units
◆ Proven access to institutional capital
◆ Compelling value relative to implied Net Asset Value
◆ Proven ability to add value through acquisitions and expansions
◆ Experienced management team
Investment Highlights

Information as of 6/30/15.

Funds From Operations

Funds from operations ("FFO"), as defined by The National Association of Real Estate Investment Trusts (NAREIT), is calculated to be equal to net income (loss) applicable to common shareholders, as defined by U.S. GAAP, excluding extraordinary items as defined by U.S. GAAP, gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization. FFO includes gains and losses realized on securities investments. FFO should be considered as a supplemental measure of operating performance used by REITs. The Company believes that FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding the Company's financial performance.

FFFO (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

Core FFO is calculated as FFO plus acquisition costs and cost of early extinguishment of debt.

Normalized FFO is calculated as Core FFO excluding gains and losses realized on securities investments and certain one-time charges.

($ in thousands, except per share values)	Twelve Months Ended December 31, 2012	2013	2014	Six Months Ended June 30, 2015	2014
Net Income (Loss) Attributable to Common Shareholders	$ 1,749	$ (1,720)	$ (3,319)	$ (2,856)	$ (1,733)
Depreciation Expense	7,357	11,682	15,163	8,679	7,110
(Gain) Loss on Sales of Depreciable Assets	42	(19)	(7)	69	(24)
Funds from Operations ("FFO")	**9,148**	**9,943**	**11,837**	**5,893**	**5,353**
Adjustments:					
Acquisition Costs	862	1,456	484	294	285
Cost of Early Extinguishment of Debt	-	-	-	89	-
Core Funds from Operations ("Core FFO")	**10,010**	**11,399**	**12,321**	**6,277**	**5,638**
Adjustments:					
Gain on Sale of Securities Transactions, net	(4,093)	(4,056)	(1,543)	(80)	(1,215)
Settlement of Memphis Mobile City Litigation	-	-	-	125	-
Normalized Funds From Operations ("Normalized FFO")	**$ 5,917**	**$ 7,343**	**$ 10,778**	**$ 6,322**	**$ 4,423**
Weighted Average Shares Outstanding - Diluted	16,260	18,790	22,540	25,262	21,701
Net Income (Loss) Attributable to Common Shareholders per Share - Diluted	$ 0.11	$ (0.09)	$ (0.15)	$ (0.11)	$ (0.08)
FFO Per share - Diluted	$ 0.56	$ 0.53	$ 0.53	$ 0.23	$ 0.25
Core FFO Per Share - Diluted	$ 0.62	$ 0.61	$ 0.55	$ 0.25	$ 0.26
Normalized FFO Per Share - Diluted	$ 0.36	$ 0.39	$ 0.48	$ 0.25	$ 0.20

UMH PROPERTIES, INC

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For additional information including all SEC filings please visit:
WWW.UMH.COM

UMH Properties, Inc. has filed a registration statement (including a prospectus dated February 15, 2013 and a preliminary prospectus supplement dated October 5, 2015) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or placement agent will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling CSCA Capital Advisors, LLC at 212-446-9177.